UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2018

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

iStar Inc. announced today that Marcos Alvarado, iStar’s Chief Investment Officer, has been appointed iStar’s President, effective July 1, 2018.  Mr. Alvarado, who will also continue to serve as Chief Investment Officer, joined iStar in February 2018.  Mr. Alvarado receives an annual base salary of $500,000 and is eligible for an annual cash bonus under iStar’s incentive compensation program that will not be less than $2.0 million for 2018.  Mr. Alvarado has been awarded 12.5 points in the 2017-2018 investment pool under iStar’s iPIP Plan and is eligible to receive 25 points in the 2019-2020 investment pool, subject to his continued employment at the time such points are awarded.

In addition, iStar announced that Andrew C. Richardson, who joined iStar in March 2018 as its President, Land & Development and interim Chief Financial Officer, will serve as the Company’s Chief Financial Officer.  As a result, iStar will terminate its search for a chief financial officer.  Mr. Richardson’s annual base salary is $500,000 and he is eligible for an annual cash bonus under iStar’s incentive compensation program that will not be less than $750,000 for 2018.  He may receive an additional bonus based on the performance of the company’s land and development assets.  In addition, Mr. Richardson received a grant of 100,000 restricted stock units under iStar’s equity incentive plan and 2.0 points in the 2017-2018 iPIP investment pool.

Biographical information for Messrs. Alvarado and Richardson can be found in iStar’s 2018 annual proxy statement available on its website and at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iStar Inc.

	By:	/s/ JAY SUGARMAN
		Name:	Jay Sugarman
		Title:	Chairman and Chief Executive Officer

Date: July 2, 2018